Exhibit 10.4

                              EMPLOYMENT AGREEMENT:

AGREEMENT made and entered into as of the 1st day of May, 1995, by and between BEN & JERRY'S HOMEMADE, INC., a Vermont corporation with its principal place of business in Waterbury, Vermont (the "Company") and JERRY GREENFIELD ("Greenfield"), a resident of Williston, Vermont.

                                   WITNESSETH:

     WHEREAS, the Company is desirous of employing Greenfield as Vice Chairperson of the Board of Directors of the Company and Greenfield is desirous of committing himself to serve the Company in such capacities, all on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Greenfield, and Greenfield hereby agrees to accept employment as Vice Chairperson of the Board of Directors of the Company for the Term in accordance with the terms and conditions set forth in this Agreement, the by-laws of the Company and the instructions given from time to time by the Board of Directors of the Company or by the Chief Executive Officer of the Company.

2. Term. Subject to the termination provisions set forth in Paragraph 9 hereof, the employment term (the "Term") of this Agreement shall terminate on April 30, 1997, unless extended by the parties.

3. Duties. As Vice Chairman of the Company, Greenfield shall have duties and responsibilities as set forth in the by-laws and as determined from time to time by the Board of Directors or by the Chief Executive Officer of the Company. Greenfield shall use his best efforts

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to advance the best interests of the Company.

4. Compensation and Benefits.

     4.1 Base Salary. The Company shall pay to Greenfield a base salary ("Base Salary") of $132,745 per annum for the fiscal year ending 1995. Within ninety days of the beginning of each fiscal year the Board of Directors of the Company will review Greenfield's Base Salary with a view to an upward adjustment thereof based upon Greenfield's performance, the performance of the Company, inflation, comparable salaries of other executives with similar responsibilities and other relevant factors.

     4.2 Bonus. The Company shall pay Greenfield for each fiscal year during the period of Greenfield's employment hereunder, commencing with the fiscal year ending December 31, 1995, a bonus ("Bonus") in an amount to be determined by the Board of Directors of the Company in its discretion. The Bonus shall be payable within 90 days after receipt by the Company of financial statements of the Company, certified by the independent certified public accountants of the Company in accordance with generally accepted accounting principles applied on a consistent basis.

     4.3 Out-of-Pocket Expenses. The Company shall promptly pay or reimburse Greenfield for all reasonable expenses incurred or paid by him in the performance of his duties hereunder, provided that Greenfield properly accounts therefor in accordance with the policies of the Company.

     4.4 Medical Benefits. The Company will provide Greenfield with medical and hospitalization insurance and other benefits generally available to employees during the Term.

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     4.5 Vacation.  Greenfield shall be entitled to four weeks paid vacation per annum at times to be mutually selected by Greenfield and the Company.

     4.6 Car. As a co-founder Greenfield shall be entitled to a "Company Car", including gas and maintenance (other than personal).

5. Protection of Confidential Information.

     5.1 Covenant. Greenfield acknowledges that his employment by the Company has and will continue to bring him into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, strategic and other business plans, manufacturing processes and other business affairs, methods of information not readily available to the public, and plans for future developments. Greenfield further acknowledges that the services to be performed by him under this Agreement are of a special, unique and extraordinary character. Greenfield further acknowledges that the business of the Company is conducted throughout the United States and that he is therefore capable of competing with the Company from nearly any location in the United States. In recognition of the foregoing, Greenfield covenants and agrees:

          (a) That he will keep secret all confidential of the Company and not use them himself or disclose them to anyone outside of the Company, either during or after the Term except in accordance with the performance of his duties or with the Company's prior written consent; and

          (b) That he will deliver promptly to the Company on termination of this Agreement, or at any time the Company may so request, all memoranda, notes,

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     records,  reports and other documents (and all copies thereof)  relating to the Company's business, which he may then possess or have under his control.

     5.2 Specific Remedies. If Greenfield commits a breach, or threatens to commit a breach, of any of the provisions of paragraph 5.1, the Company shall have (I) the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company, and (ii) the right and remedy to require Greenfield to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by Greenfield as the result of any transactions constituting a breach of any of the provisions of paragraph 5.1, and Greenfield hereby agrees to account for and pay over such Benefits to the Company.

6. Restriction on Competition

     6.1 Covenant. In recognition of the consideration described in Paragraph 4 and below in this Paragraph, Greenfield covenants and agrees that, so long as he is employed under this Agreement and for a period of two (2) years thereafter, he will not (i) enter, directly or indirectly, into the employ of or render, directly or indirectly, any services to any person, firm or corporation engaged in any business competitive with any business of the Company; (ii) engage, directly or indirectly, in any such business for his own account; or (iii) become interested, directly or indirectly, in any such business as an individual partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity. In consideration for the agreement not to compete as set forth

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herein,  in addition to the Compensation and Benefits provided in Paragraph 4 of this Agreement, (A) the Company agrees to pay Greenfield 100% of his then current Base Salary during the two year period following the expiration of the Term, provided however, that such payments shall terminate (i) upon the waiver, following the written request by Greenfield, of the restriction on competition by the Company with 30 days prior written notice; or (ii) upon Greenfield's termination of employment by the Company with cause as defined in Paragraph 9 hereof or termination of this Agreement by the Company under Paragraph 6.2 or 9;
(B) the provisions of this Paragraph 6.1 shall not be deemed to preclude Greenfield from employment by a corporation some of the activities of which are competitive with the business of the Company if Greenfield's employment does not relate, directly or indirectly, to such competitive business; and (iv) nothing contained in this paragraph 6.1 shall be deemed to prohibit Greenfield from acquiring or holding, solely as an investment, publicly traded securities of any competitor corporation so long as such securities do not, in the aggregate, constitute more than 2% of any class of series of outstanding securities of such corporation.

     6.2 Remedies. In the event of the violation by Greenfield of any of the covenants of Paragraphs 5.1 or 6.1, such violation shall be deemed to be "cause" for termination pursuant to the terms of Paragraph 9 hereof, and, in addition, the Company shall have the right and remedy to have the provisions of Paragraph
6.1 specifically enforced, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

7. Independence, Severability and Non-Exclusivity. Each of the rights and remedies enumerated in Paragraphs 5.2 and 6.2 shall be independent of the other and shall be severally

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enforceable  and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company under the law or in equity. If any of the covenants contained in Paragraphs 5.1 or 6.1 or if any of the rights or remedies enumerated in Paragraphs 5.2 or 6.2, or any part of any of them, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Paragraphs 5.1 and 6.1 upon the United States Federal District Court for the District of Vermont and the courts of the State of Vermont. If any of the covenants contained in Paragraphs 5.1 or 6.1 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

8. Product Development. Greenfield acknowledges that during the Term he may conceive of, discover, invent or create new products or product improvements whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as "Product Developments") and that various business opportunities relating to the business of the Company may be presented to him by reason of his relationship created by this Agreement. Greenfield acknowledges that all of the foregoing shall be owned by and belong exclusively to the Company and that he shall not have any personal interest therein, provided that they are either related in any manner to the business of the Company, or are conceived or made on or presented to Greenfield during the Company's time or with the use of the Company's facilities or materials. Greenfield shall (i) disclose promptly any such Product Developments and business opportunities

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to the Company; (ii) assign to the Company, without additional compensation, the entire rights to such Product Developments and business opportunities; (iii) execute all documents and instruments necessary to carry out the foregoing; and
(iv) give testimony in support of its or his development or creation in any appropriate case.

9.  Termination.  This Agreement shall terminate,  at the option of the Company,
(i) for cause, which shall be defined as: (a) Greenfield's willful failure to comply with any of the material terms of this Agreement, including, without limitation, Greenfield's violation of any covenants in Paragraphs 5.1 and 6.1;
(b) Greenfield's willful engagement, in his capacity as an executive officer of the Company, in gross misconduct injurious to the Company, and (c) Greenfield's failure to carry out direction from the Board of Directors of the Company or the Chief Executive Officer of the Company; and (ii) pursuant to Paragraph 6.2 hereof. In the event of termination of this Agreement by the Company for cause as defined in this paragraph, Greenfield shall have no further rights under this Agreement but thereafter shall continue to be subject to the provisions of Paragraphs 5, 6, 7 and 8 hereof.

10. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows, (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                                   If to the Company:
                                   Ben & Jerry's
                                   Homemade, Inc.
                                   P.O. Box 240
                                   Waterbury, Vermont

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                                   Attention: President

                                   If to Greenfield:
                                   585 South Road
                                   Williston, VT 05495

11. General.

     11.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Vermont (other than conflict of laws).

     11.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior arrangements, arrangements and understandings, written or oral, between the parties. Certain provisions of this Agreement survive the Term and the expiration, including Paragraphs 5.1, 5.2, 6.1, and 6.2.

     11.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise or inducement not so set forth.

     11.5 Assignability. This Agreement may not be assigned by Greenfield or the Company.

     11.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver,

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by the party  waiving  compliance.  The  failure of either  party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                              BEN & JERRY'S HOMEMADE, INC.

                              By:________________________________
                                 /s/JERRY GREENFIELD


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